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Exhibit (a)(3)

        U.S. Offer to Purchase for Cash

All Outstanding American Depositary Shares
of
 Wimm-Bill-Dann Foods OJSC
for
 970.925 Russian Rubles Per American Depositary Share
(Payable in U.S. Dollars)
by
 Pepsi-Cola (Bermuda) Limited
a subsidiary of
 PepsiCo, Inc.

THE U.S. OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 P.M. NOON, NEW YORK CITY TIME, ON MONDAY, MAY 16, 2011, UNLESS THE U.S. OFFER IS EXTENDED.

Please note that The Depository Trust Company and its participants, including the custodians for Euroclear and Clearstream, will establish their own cut-off dates and times for the tender of American Depositary Shares, which will be earlier than the expiration of the U.S. Offer.

March 10, 2011

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        Pepsi-Cola (Bermuda) Limited, a company incorporated under the laws of Bermuda ("Purchaser") and a subsidiary of PepsiCo, Inc. ("Parent"), a North Carolina corporation, is making an offer to purchase all outstanding American Depositary Shares ("ADSs") of Wimm-Bill-Dann Foods OJSC, an open joint stock company organized under the laws of the Russian Federation ("WBD"), each representing one-fourth of one ordinary share of WBD, par value 20 Russian rubles per share, upon the terms set forth in the U.S. Offer to Purchase, dated March 10, 2011 (the "U.S. Offer to Purchase"), and in the related ADS Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "U.S. Offer") enclosed herewith. Purchaser is offering to pay 970.925 Russian rubles for each ADS in cash, without interest, payable in U.S. dollars as converted during the period it takes to complete the conversion following the receipt of the Russian ruble payment by Deutsche Bank Trust Company Americas, the ADS Depositary (the "ADS Depositary"). The Russian rubles will be converted to U.S. dollars at the spot market conversion rates available to the ADS Depositary during that period and paid to tendering ADS holders using the weighted average of the conversion rates, less fees under the ADS depositary agreement of $0.05 per tendered ADS for cancellations, $0.02 per tendered ADS for cash distributions and applicable taxes and other governmental charges, if any. PepsiCo will pay the ADS Depositary's expenses associated with the re-registration and transfer of tendered ADSs and Shares represented by tendered ADSs, if any.

        Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold ADSs registered in your name or in the name of your nominee.

        Enclosed herewith for your information and to forward to your clients are copies of the following documents:

  1.
  U.S. Offer to Purchase dated March 10, 2011.

  2.
  ADS Letter of Transmittal for your use in accepting the U.S. Offer and tendering ADSs and for the information of your clients. The ADS Letter of Transmittal is only for the tender of ADSs registered directly on the books of the ADS Depositary evidenced by American Depositary Receipts or other statements of holding.

  3.
  A form of letter that may be sent to your clients for whose accounts you hold ADSs registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the U.S. Offer.

  4.
  WBD's Solicitation/Recommendation Statement on Schedule 14D-9.

  5.
  Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to U.S. federal income tax backup withholding.

  6.
  Return envelope addressed to Deutsche Bank Trust Company Americas, the U.S. tender agent (the "U.S. Tender Agent"), for your use only.

        YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE U.S. OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 P.M. NOON, NEW YORK CITY TIME, ON MONDAY, MAY 16, 2011, UNLESS THE U.S. OFFER IS EXTENDED.

        There are no conditions to the U.S. Offer and, as a result, all ADSs validly tendered and not withdrawn will be accepted for payment.

        Purchaser will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or other person (other than Innisfree M&A Incorporated (the "U.S. Information Agent") and the U.S. Tender Agent as described in the U.S. Offer to Purchase) for soliciting tenders of ADSs pursuant to the U.S. Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and customary mailing and handling costs incurred by them in forwarding the enclosed materials to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of ADSs pursuant to the U.S. Offer, subject to Instruction 14 of the ADS Letter of Transmittal.

        In order to take advantage of the U.S. Offer, ADSs should be tendered electronically through The Depository Trust Company PTOP system in accordance with the instructions, procedures and deadlines established by The Depository Trust Company.

        Any inquiries you may have with respect to the U.S. Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the U.S. Information Agent at the address and telephone numbers set forth on the back cover of the U.S. Offer to Purchase.

Very truly yours,
PEPSI-COLA (BERMUDA) LIMITED

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF PARENT, PURCHASER, THE U.S. INFORMATION AGENT OR THE U.S. TENDER AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE U.S. OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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  Exhibit (a)(3)